Exhibit 99.2

International Rectifier Receives New York Stock Exchange Listing Extension

EL SEGUNDO, Calif. —(BUSINESS WIRE)—March 19, 2008—International Rectifier Corporation (NYSE:IRF) today announced that it has received a three-month extension for continued listing and trading on the New York Stock Exchange (NYSE). The extension, which is subject to reassessment by the NYSE on an ongoing basis, provides the Company until June 17, 2008 to file its Annual Report on Form 10-K for the year ended June 30, 2007 with the Securities and Exchange Commission.

The NYSE has advised the Company that it will closely monitor the Company’s progress regarding the completion of its June 30, 2007 Annual Report.  If the Company does not complete and file the Annual Report by June 17, 2008, the Company can once again be reassessed by the NYSE for an additional trading period of up to three additional months.

The delay in the Company’s June 30, 2007 Annual Report arises from the previously disclosed investigation being conducted by the Audit Committee of the Company’s Board of Directors, and the reconstruction and restatement of financial statements and other matters described in the Company’s public filings with the Securities and Exchange Commission.  The Company’s shares remain listed on the NYSE, and the Company is working diligently to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2007 in compliance with the June 17, 2008 date established by the NYSE.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Cautionary Information Regarding Forward-looking Statements

This press release includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, our statement that the Company is working diligently to file its Form 10-K for the fiscal year ended June 30, 2007 in compliance with the June 17, 2008 date established by the NYSE. There can be no assurance that the Company will be able to file the Form 10-K within the time required by the NYSE rule and further discretionary extensions, if any.  If the Company cannot timely file within the time required by the NYSE, then the Company’s common stock may become delisted from the exchange which, among other things, would adversely affect the ability to trade such shares freely, restrict liquidity in the market for such shares and have a material adverse affect on our stock price. Forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected. Factors that could affect the Company’s actual results include unanticipated delays in the conclusion of the Company’s ongoing investigation and the reconstruction and restatement of the Company’s financial statements and the effects of other various risk factors and uncertainties disclosed in the Company’s reports filed with the SEC, including its most recent reports (not including financial information) on Forms 8-K, 10-K and 10-Q. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

# # #

Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.726.8512